UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2015

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On December 31, 2015, due to continuing and significant operating losses stemming from low sugar prices and poor production levels, Alexander & Baldwin, Inc. (the "Company" or "A&B") determined it would cease the cultivation and production of raw and specialty sugar at its Hawaiian Commercial & Sugar Company (“HC&S”) division on Maui. The cessation of sugar operations (the “Cessation”) is expected to result in the eventual layoff of approximately 670 employees on Maui. The Company expects that the final harvest and activities of the Cessation will be substantially completed by the end of 2016.

On January 6, 2016 the Company issued a press release announcing the above-described Cessation and certain other information. This information is being furnished as Exhibit 99.1 to this report. Also in connection with this announcement, A&B will host a live webcast of its conference call with financial analysts and professional investors on Thursday, January 7, 2016, at 8:30 a.m. EST. The webcast and conference call will feature a presentation on the Cessation, followed by questions from investors invited to participate in the interactive portion of the discussion. Parties listening via the webcast will be in a “listen-only” mode. Access to the webcast will be provided via a link on the investor relations page of A&B’s corporate website at alexanderbaldwin.com. Presentation slides will be available for download from A&B’s website at 8:00 a.m. EST on Thursday, January 7, 2016.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release announcing transition of Hawaiian Commercial & Sugar Company to a diversified farm model and certain other information, dated January 6, 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ Paul K. Ito
Paul K. Ito
Senior Vice President, Chief Financial Officer,
and Treasurer

Dated:    January 6, 2016